Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Daniel J. Goodwin	(215) 981-7518	John Demming	(215) 286-8011
Michael A. Kelman	(215) 286-3035

COMCAST REPORTS 2007 RESULTS AND PROVIDES OUTLOOK FOR 2008

2007 Consolidated Revenue increased 24%

2007 Consolidated Operating Income increased 21%

2007 Consolidated Operating Cash Flow increased 25%

2007 EPS of $0.83; Adjusted EPS of $0.74 increased 23%

Company Repurchased $1.25 billion of its Common Shares in the 4th Quarter

Comcast Initiates a Quarterly Dividend - Planned at $0.25 Annually

Comcast to Repurchase Approximately $7 billion of Stock by Year-End 2009

Philadelphia, PA – February 14, 2008…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter and the year ended December 31, 2007. The following table highlights financial and operational results (dollars in millions, except per share amounts; units in thousands):

	4th Quarter			Full Year

	2007	2006	Growth	2007	2006	Growth
Consolidated
Revenue	$8,014	$7,031	14%	$30,895	$24,966	24%
Operating Cash Flow	$3,082	$2,594	19%	$11,786	$9,442	25%
Operating Income	$1,458	$1,218	20%	$5,578	$4,619	21%
Net Income	$602	$390	54%	$2,587	$2,533	2%
Earnings per Share	$0.20	$0.13	54%	$0.83	$0.79	5%

Adjusted Net Income[1]	$602	$459	31%	$2,287	$1,933	18%
Adjusted Earnings per Share[1]	$0.20	$0.15	33%	$0.74	$0.60	23%

Pro Forma Cable[2]
Revenue	$7,578	$6,927	9%	$29,434	$26,482	11%
Operating Cash Flow	$3,124	$2,755	13%	$11,976	$10,555	13%
Revenue Generating Unit Additions	1,236	1,638	(25%)	6,013	5,055	19%

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “In 2007 we delivered very healthy growth in revenue and operating cash flow, added substantial revenue generating units and generated significant earnings growth – despite a weak economy and intensified competition in the second half of the year. Our goal continues to be to deliver consistent, profitable growth that builds long-term shareholder value. For 2008, we are confident about our competitive position and our ability to further grow our business, as illustrated by our outlook for 2008 free cash flow growth of at least 20%.

Our ability to generate substantial free cash flow has allowed us to continue to return significant capital to our shareholders. In the 4th quarter of 2007, we repurchased $1.25 billion of stock, equal to 15% of the $8.2 billion authorization. Our total buyback for the year was $3.1 billion, representing 132% of our free cash flow and more than a 4% reduction in total shares outstanding.

See notes on page 5 as well as reconciliation of adjusted net income and earnings per share in Table 7-B

As further evidence of our continued commitment to returning capital to shareholders, we are making two important announcements today. First, we are pleased to announce that our Board of Directors has approved a quarterly dividend of $0.0625 per share, which will be payable in April. This represents the first payment of a planned annual dividend of $0.25 per share. In addition, we are announcing our intent to fully utilize our remaining $6.9 billion share repurchase authorization by the end of 2009. Taken together, we believe these actions underscore our strong confidence in the cash flow generation of our business and our continued commitment to returning capital and building shareholder value.”

Consolidated Results

Year ended December 31, 2007

Revenue increased 24% in 2007 to $30.9 billion while Operating Cash Flow (as defined in Table 7) increased 25% to $11.8 billion and Operating Income increased 21% to $5.6 billion. This significant growth was due to strong operating results at Comcast Cable and the positive impact of cable acquisitions. On a pro forma basis3, Consolidated Revenue increased 12% to $31.0 billion in 2007 while Consolidated Operating Cash Flow increased 13% to $11.8 billion for the year.

Net Income increased to $2.6 billion, or $0.83 per share, in 2007, compared to $2.5 billion, or $0.79 per share, in 2006. In addition to strong operating results at Comcast Cable, net income reflects a one-time gain of $500 million (or $300 million net of tax) related to the dissolution of our Texas/Kansas City Cable Partnership in the first quarter of 2007 included in other income. Excluding this gain, Adjusted Net Income for 2007 would have been $2.3 billion or $0.74 per share, as reconciled in Table 7-B. Similarly, 2006 results included a one-time gain included in investment income, of $646 million (or $405 million net of tax) related to the Adelphia/Time Warner transactions and a one-time gain of $195 million, net of tax, on discontinued operations related to the transfer of cable systems to Time Warner. Excluding these gains, Adjusted Net Income for 2006 would have been $1.9 billion, or $0.60 per share.

Net Cash Provided by Operating Activities increased to $8.8 billion in 2007 up from $6.6 billion in 2006, due primarily to stronger cable operating results, cable system acquisitions, and proceeds from sales of trading securities.

Free Cash Flow (described further on Table 4) was $2.3 billion in 2007 compared to $2.6 billion in 2006. This decline was due primarily to an increase in capital expenditures and additional interest related to increased borrowings.

Fourth Quarter 2007

Driven by strong operating results at Comcast Cable and the positive impact of cable acquisitions, Comcast reported fourth quarter consolidated revenue of $8.0 billion, an increase of 14%, and an increase in consolidated Operating Cash Flow of 19% to $3.1 billion compared to the fourth quarter of 2006. Consolidated operating income increased 20% to $1.5 billion in the fourth quarter of 2007 compared to $1.2 billion in 2006.

Net income increased to $602 million, or $0.20 per share, for the fourth quarter of 2007 compared to $390 million, or $0.13 per share, in the prior year. Results in 2006 included two adjustments that reduced gains on the Adelphia/Time Warner transactions. One adjustment is included in investment income for $30 million, net of tax, and the other adjustment is on the gain on discontinued operations for $39 million, net of tax. Excluding these adjustments, Adjusted Net Income for the fourth quarter of 2006 would have been $459 million, or $0.15 per share.

Free Cash Flow was $1.0 billion in 4Q07 compared to $342 million in 4Q06. This is a result of stronger operating results and changes in operating assets and liabilities.

See notes on page 5

Pro Forma Cable Segment Results2

Year ended December 31, 2007

Revenue increased 11% to $29.4 billion for the year reflecting strong demand for Comcast’s services. A decline in advertising revenue and a challenging economic and competitive environment in the second half of the year adversely impacted this revenue increase.

Revenue generating units (RGUs)4 on a net basis increased 19%, or 6.0 million compared to net additions of 5.1 million last year. Comcast ended 2007 with 57.0 million RGUs.

Operating Cash Flow grew 13% to $12.0 billion resulting in an Operating Cash Flow margin of 40.7%, an increase from the 39.9% reported last year. This margin improvement reflects strong revenue growth and our continuing success in controlling the growth of operating expenses. In 2007, programming expense increased 7% to $5.8 billion. In 2007 Comcast Cable hired and trained over 10,000 new employees to support higher service and installation activity that resulted from higher RGU additions and our efforts to improve customer service.

Video

•	Added 2.5 million new digital cable subscribers in 2007 – 33% growth over last year

•	6.3 million, or 42%, of our digital cable subscribers took advanced services such as digital video recorders (DVR) and high-definition television (HDTV) compared to 4.5 million, or 36%, a year ago

Video revenue increased 7% to $17.7 billion in 2007, reflecting growth in digital cable customers and increased demand for advanced digital features including ON DEMAND, DVR and HDTV, as well as higher basic cable pricing.

Basic cable subscribers decreased by 180,000, or 0.7%, to 24.1 million during 2007 with 15.2 million or 63% of video customers taking digital cable services. Comcast added a record 2.5 million digital cable customers in 2007, an increase of 33% from the 1.9 million digital cable customers added in 2006. Digital cable customer additions in 2007 included 1.0 million full digital cable and 1.5 million digital starter subscribers.

During the year, 1.8 million additional digital cable customers subscribed to advanced services, like DVR and HDTV, either by upgrading their digital cable service or as new customers. As of December 31, 2007, 6.3 million, or 42% of our digital cable customers received advanced services, 5.4 million, or 36% received full digital cable, and 3.5 million, or 23% were digital starter subscribers.

Growth in video revenue also reflects increasing ON DEMAND movie purchases. Pay-per-view revenue increased 22% to $774 million in 2007.

High-Speed Internet

•	Added 1.7 million high-speed Internet subscribers during 2007 compared to 1.9 million in the prior year

High-speed Internet revenue increased 18% to $6.4 billion in 2007, reflecting a 1.7 million or 15% increase in subscribers from the prior year and relatively stable average monthly revenue per subscriber of approximately $43. Comcast ended 2007 with 13.2 million high-speed Internet subscribers, or 27% penetration of homes passed.

Phone

•	Added over 2.5 million Comcast Digital Voice (CDV) customers compared to 1.6 million added in the prior year – an increase of 61%

•	Increased CDV-ready homes passed by 9 million – CDV service now marketed to 42 million homes representing 86% of Comcast’s markets

Phone revenue increased 85% to $1.8 billion due to significant growth in CDV subscribers, offset by a $229 million, or 50% decline in circuit-switched phone revenues as Comcast transitions to marketing CDV in most areas. Comcast ended 2007 with a total of 4.4 million CDV customers or 10.4% of available homes. Entering 2008, Comcast has fewer than 200,000 circuit-switched customers, with the winding down of that business expected to be completed by the end of 2008.

See notes on page 5

Advertising revenue decreased 3% to $1.5 billion in 2007, reflecting a significant decline in political advertising, softness in some discretionary categories and one less week in the broadcast advertising calendar compared to last year.

Capital expenditures of $6.0 billion increased 29% in 2007, reflecting RGU growth, a 63% increase in the number of set-top boxes deployed (including over 2 million HD and/or DVR boxes), additional overhead and equipment necessary to support the higher level of RGU activity, network improvements, capital expenditures related to commercial services, as well as the integration of the acquired systems from Adelphia and Time Warner.

Fourth Quarter 2007

•	Added 1.2 million RGUs during the quarter

•	13% Operating Cash Flow growth

Comcast Cable reported revenue of $7.6 billion in the fourth quarter of 2007, an increase of 9% from the prior year. Video revenue increased 6% reflecting growth in digital cable customers, increased demand for advanced digital features, such as DVR and HDTV, and higher basic cable pricing. Comcast Cable added 523,000 digital cable subscribers and lost 94,000 basic cable subscribers during the fourth quarter of 2007. Driven by increasing ON DEMAND movies and events, pay-per-view revenue increased 23% to $197 million in the fourth quarter of 2007.

High-speed Internet revenue increased 14% in the quarter to $1.7 billion. The growth includes the addition of 331,000 high-speed Internet subscribers and stable monthly revenue per subscriber. Phone revenue increased 73% in the fourth quarter of 2007 to $523 million reflecting the addition of 604,000 CDV customers offset by the decline of 128,000 circuit-switched customers during the quarter.

Advertising revenue decreased 12% to $418 million in the fourth quarter of 2007, reflecting lower political advertising, continued weakness in certain discretionary categories and one less week in the broadcast advertising calendar compared to the same period in 2006.

Operating Cash Flow grew 13% to $3.1 billion during the quarter, reflecting solid revenue growth and the Company’s success in controlling the growth of operating expenses. Operating Cash Flow margin for the quarter was 41.2% compared to 39.8% one year ago.

Comcast Cable capital expenditures of $1.5 billion for the quarter were 7% higher than the fourth quarter of 2006.

Programming Segment Results

Comcast’s Programming segment consists of our national programming networks E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, and other emerging networks.

The Programming segment reported 2007 revenue of $1.3 billion, a 25% increase from 2006, reflecting continued growth in advertising driven by strong ratings, affiliate and international revenue. Operating Cash Flow increased 20% to $286 million in 2007, reflecting strong revenue growth, partially offset by an increase in production, programming and marketing expenses related to new and live event programming for our networks including the PGA TOUR on The Golf Channel.

Fourth Quarter 2007

For the fourth quarter of 2007, Comcast’s Programming segment reported revenue of $348 million, a 23% increase compared to the prior year. Operating Cash Flow increased to $49 million, an increase of 17% from the same period last year, reflecting continued strength in ratings, national advertising and affiliate revenue.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Spectacor, Comcast Interactive Media (CIM), and other operations and eliminations between Comcast’s businesses. In 2007, Comcast reported Corporate and Other revenue of $275 million, a 6% increase over last year. The Operating Cash Flow

See notes on page 5

loss for the year was $423 million compared to a loss of $322 million in 2006. The 2007 loss includes $55 million in expense recognized in the third quarter of 2007 related to the anticipated cost and settlement of previously-disclosed At Home litigation.

Fourth Quarter 2007

For the quarter ended December 31, 2007, Corporate and Other revenue decreased to $88 million from the $108 million reported in 2006. The Operating Cash Flow loss for the fourth quarter of 2007 was $92 million compared to a loss of $96 million in 2006.

Share Repurchase Program

In 2007, Comcast repurchased 132.9 million of its common shares for approximately $3.1 billion, reducing the number of total shares outstanding by more than 4%. Comcast repurchased 63.3 million of its common shares for $1.25 billion during the fourth quarter of 2007. As of December 31, 2007, Comcast had approximately $6.9 billion of availability remaining under its share repurchase authorization, which it intends to fully utilize by the end of 2009.

Since the inception of its first repurchase program in December 2003, the Company has repurchased $10.5 billion of its common stock and convertible securities, reducing the number of shares outstanding by 15%. These include repurchasing $9.1 billion or 436.3 million shares of common stock and redeeming several debt issues for $1.4 billion that were exchangeable into 70.9 million shares of common stock.

2007 Performance vs. Guidance

Comcast delivered results in line with the annual guidance provided on December 4, 2007:

	Guidance	Results
Pro Forma Consolidated Revenue growth[3]	At least 11%	12%
Pro Forma Consolidated Operating Cash Flow growth[3]	Approximately 13%	13%
Free Cash Flow	Approximately 80% of 2006	89% of 2006

Pro Forma Cable Revenue growth	Approximately 11%	11%
Pro Forma Cable Operating Cash Flow growth	Approximately 13%	13%
RGU additions	Approximately 6 million	6 million
Cable Capital Expenditures	Approximately $6.0 billion	$6.0 billion

2008 Financial Outlook

•	Consolidated Revenue and Operating Cash Flow growth of 8% to 10%[5]

•	Consolidated Capital Expenditures as a percent of revenue expected to decline to approximately 18%

•	Consolidated Free Cash Flow growth of at least 20% from the $2.3 billion reported in 2007

The outlook above does not reflect the potential impact of any tax law changes or any future sales or acquisitions of businesses or operating assets (or related tax effects).

Notes:

[1]

Net income and earnings per share are adjusted for one-time gains, net of tax, related to the Adelphia/Time Warner transactions in 2006 and the dissolution of the Texas/Kansas City Cable Partnership in 2007. Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share.

[2]

Cable results are presented on a pro forma basis. Pro forma results adjust only for certain acquisitions and dispositions, including Susquehanna Communications (April 2006), Adelphia/Time Warner transactions (July 2006), the dissolution of the Texas/Kansas City Cable Partnership (January 2007), SportsNet Bay Area/Sports Channel New England (June 2007), and the cable system acquired from Patriot Media (August 2007). Cable results are presented as if the transactions noted above were effective on January 1, 2006. The net impact of these transactions was to increase the number of basic cable subscribers by 2.7 million. Please refer to Table 7-A for a reconciliation of pro forma financial data.

[3]	Presented on a pro forma basis as described in note 2.

[4]

Represents the sum of basic and digital cable, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services by existing Comcast Digital Cable customers do not result in additional RGUs.

[5]

In addition to the pro forma adjustments described in note 2, the 2008 Financial Outlook adjusts for the dissolution of the Insight Cable Partnership (January 2008), as if the transaction was effective on January 1, 2007.

###

Conference Call Information

Comcast Corporation will host a conference call with the financial community today February 14, 2008 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on Thursday, February 14, 2008. To participate via telephone, please dial (800) 263-8495 with the conference ID number 30449562. A telephone replay will begin immediately following the call and will be available until Friday, February 15, 2008 at midnight Eastern Time (ET). To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 30449562.

To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

###

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include changes in business and economic conditions as well as other risks and uncertainties described in Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update any forward-looking statements. The amount and timing of share repurchases and dividends is subject to business, economic and other relevant factors.

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

###

About Comcast:

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation's leading provider of entertainment, information and communications products and services. With 24.1 million cable customers, 13.2 million high-speed Internet customers, and 4.6 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content. Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, Comcast SportsNet and Comcast Interactive Media, which develops and operates Comcast’s Internet business. Comcast also has a majority ownership in Comcast Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2007	2006	2007	2006
Revenues	$8,014	$7,031	$30,895	$24,966
Operating expenses	2,903	2,533	11,175	9,010
Selling, general and administrative expenses	2,029	1,904	7,934	6,514
	4,932	4,437	19,109	15,524
Operating cash flow	3,082	2,594	11,786	9,442

Depreciation expense	1,339	1,080	5,107	3,828
Amortization expense	285	296	1,101	995
	1,624	1,376	6,208	4,823
Operating income	1,458	1,218	5,578	4,619

Other income (expense)
Interest expense	(600)	(562)	(2,289)	(2,064)
Investment income (loss), net	143	55	601	990
Equity in net (losses) income of affiliates, net	(14)	(38)	(63)	(124)
Other income (expense)	9	(21)	522	173
	(462)	(566)	(1,229)	(1,025)

Income before income taxes and minority interest	996	652	4,349	3,594

Income tax expense	(400)	(221)	(1,800)	(1,347)

Income before minority interest	596	431	2,549	2,247

Minority interest	6	(2)	38	(12)

Net income from continuing operations	602	429	2,587	2,235

Income from discontinued operations, net of tax	—	—	—	103

Gain on discontinued operations, net of tax	—	(39)	—	195

Net income	$602	$390	$2,587	$2,533

Basic earnings per common share
Income from continuing operations	$0.20	$0.14	$0.84	$0.71
Income from discontinued operations	—	—	—	0.03
Gain on discontinued operations	—	(0.01)	—	0.06
Net income	$0.20	$0.13	$0.84	$0.80

Diluted earnings per common share
Income from continuing operations	$0.20	$0.14	$0.83	$0.70
Income from discontinued operations	—	—	—	0.03
Gain on discontinued operations	—	(0.01)	—	0.06
Net income	$0.20	$0.13	$0.83	$0.79

Basic weighted-average number of common shares	3,067	3,127	3,098	3,160

Diluted weighted-average number of common shares	3,078	3,164	3,129	3,180

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(in millions)	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$963	$1,239
Investments	98	1,735
Accounts receivable, net	1,645	1,450
Other current assets	961	778
Total current assets	3,667	5,202

Investments	7,963	8,847

Property and equipment, net	23,624	21,248

Franchise rights	58,077	55,927

Goodwill	14,705	13,768

Other intangible assets, net	4,739	4,881

Other noncurrent assets, net	642	532
	$113,417	$110,405
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,336	$2,862
Accrued expenses and other current liabilities	3,121	3,032
Deferred income taxes	—	314
Current portion of long-term debt	1,495	983
Total current liabilities	7,952	7,191

Long-term debt, less current portion	29,828	27,992

Deferred income taxes	26,880	27,338

Other noncurrent liabilities	7,167	6,476

Minority interest	250	241

Stockholders’ equity	41,340	41,167
	$113,417	$110,405

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
(in millions)	2007	2006
OPERATING ACTIVITIES
Net cash provided by operating activities	$8,792	$6,618

FINANCING ACTIVITIES
Proceeds from borrowings	3,713	7,497
Retirements and repayments of debt	(1,401)	(2,039)
Repurchases of common stock	(3,102)	(2,347)
Issuances of common stock	412	410
Other	62	25
Net cash provided by (used in) financing activities	(316)	3,546

INVESTING ACTIVITIES
Capital expenditures	(6,158)	(4,395)
Cash paid for software and other intangible assets	(406)	(306)
Acquisitions, net of cash acquired	(1,319)	(5,110)
Proceeds from sales of investments	1,158	2,720
Purchases of investments	(2,089)	(2,812)
Other	62	31
Net cash provided by (used in) investing activities	(8,752)	(9,872)

Increase (decrease) in cash and cash equivalents	(276)	292

Cash and cash equivalents, beginning of period	1,239	947

Cash and cash equivalents, end of period	$963	$1,239

TABLE 4

Calculation of Free Cash Flow and Unlevered Free Cash Flow

(Unaudited) (1)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2007	2006	2007	2006
Net Cash Provided by Operating Activities	$2,684	$1,403	$8,792	$6,618
Capital Expenditures	(1,574)	(1,344)	(6,158)	(4,395)
Cash Paid for Capitalized Software	(74)	(54)	(302)	(202)
Cash Paid for Other Intangible Assets	(19)	(25)	(104)	(104)
Nonoperating and Nonrecurring items, net of tax:
Payment of Tax on Nonoperating Items	141	262	491	583
Payment (Refund) of Tax Related to Acquired Companies, net	(132)	56	(76)	56
Payment of Tax on Prior Year Audits	(18)	—	302	—
Payment of Litigation Settlements of Acquired Companies	—	44	—	67
Proceeds from the Sale of Trading Securities	—	—	(603)	—
Free Cash Flow	$1,008	$342	$2,342	$2,623

Cash Paid Interest	410	428	2,134	1,880
Unlevered Free Cash Flow	$1,418	$770	$4,476	$4,503

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow and Unlevered Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended December 31, 2007
Revenues	$7,578	$348	$88	$8,014
Operating Cash Flow	$3,124	$49	($92)	$3,081
Operating Income (Loss)	$1,583	($35)	($89)	$1,459
Operating Cash Flow Margin	41.2%	14.3%	NM	38.4%
Capital Expenditures (3)	$1,474	$13	$89	$1,576

Three Months Ended December 31, 2006
Revenues	$6,927	$283	$108	$7,318
Operating Cash Flow	$2,755	$43	($96)	$2,702
Operating Income (Loss)	$1,353	($1)	($107)	$1,245
Operating Cash Flow Margin	39.8%	15.0%	NM	36.9%
Capital Expenditures (3)	$1,383	($2)	$16	$1,397

Twelve Months Ended December 31, 2007
Revenues	$29,434	$1,314	$275	$31,023
Operating Cash Flow	$11,976	$286	($423)	$11,839
Operating Income (Loss)	$6,022	$63	($482)	$5,603
Operating Cash Flow Margin	40.7%	21.8%	NM	38.2%
Capital Expenditures (3)	$6,004	$35	$130	$6,169

Twelve Months Ended December 31, 2006
Revenues	$26,482	$1,054	$259	$27,795
Operating Cash Flow	$10,555	$239	($322)	$10,472
Operating Income (Loss)	$5,246	$72	($390)	$4,928
Operating Cash Flow Margin	39.9%	22.7%	NM	37.7%
Capital Expenditures (3)	$4,655	$16	$31	$4,702

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, in accordance with generally accepted accounting principles in the United States (GAAP), is available in the Company’s annual report on Form 10-K. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS and G4.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	4Q07	4Q06	YTD 4Q07	YTD 4Q06
New Service Offerings
Customer Premise Equipment (CPE)	$725	$712	$3,172	$2,486
Scalable Infrastructure	259	331	1,017	923
	984	1,043	4,189	3,409
Recurring Capital Projects
Line Extensions	74	63	352	324
Support Capital	190	144	792	529
	264	207	1,144	853
Upgrades	156	133	520	393
Commercial	70	—	151	—
Total	$1,474	$1,383	$6,004	$4,655

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

TABLE 6

Pro Forma Data – Cable Segment Components

(Unaudited) (1) (2)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per subscriber and per unit data)	2007	2006	2007	2006
Revenues:
Video (3)	$4,464	$4,222	$17,733	$16,631
High-speed Internet	1,662	1,453	6,421	5,444
Phone	523	303	1,770	955
Advertising	418	477	1,539	1,586
Other (4)	300	274	1,143	1,086
Franchise fees	211	198	828	780
Total Revenues	$7,578	$6,927	$29,434	$26,482

Programming Expense			$5,832	$5,443

Operating Cash Flow	$3,124	$2,755	$11,976	$10,555
Operating Income	$1,583	$1,353	$6,022	$5,246
Operating Cash Flow Margin	41.2%	39.8%	40.7%	39.9%
Capital Expenditures	$1,474	$1,383	$6,004	$4,655

	4Q07	3Q07	4Q06
Video
Homes Passed (000’s)	48,500	48,250	47,500
Basic Subscribers (000’s)	24,063	24,156	24,243
Basic Penetration	49.6%	50.1%	51.0%
Quarterly Net Basic Subscriber Additions (000’s)	(94)	(65)	111

Digital Subscribers (000’s)	15,192	14,669	12,711
Digital Penetration	63.1%	60.7%	52.4%
Quarterly Net Digital Subscriber Additions (000’s)	523	489	614
Digital Set-Top Boxes	24,557	23,704	19,577

Monthly Average Video Revenue per Basic Subscriber	$61.72	$60.72	$58.19
Monthly Average Total Revenue per Basic Subscriber	$104.77	$102.24	$95.47

High-Speed Internet
“Available” Homes (000’s)	48,117	47,875	47,021
Subscribers (000’s)	13,220	12,888	11,542
Penetration of “Available” Homes	27.5%	26.9%	24.5%
Quarterly Net Subscriber Additions (000’s)	331	450	490
Monthly Average Revenue per Subscriber	$42.44	$42.86	$42.89

Phone
Comcast Digital Voice
“Available” Homes (000’s)	41,911	40,276	32,554
Subscribers (000’s)	4,377	3,774	1,867
Penetration of “Available” Homes	10.4%	9.4%	5.7%
Quarterly Net Subscriber Additions (000’s)	604	662	510

Circuit Switched Phone
“Available” Homes (000’s)	5,026	8,897	8,866
Subscribers (000’s)	176	304	652
Penetration of “Available” Homes	3.5%	3.4%	7.4%
Quarterly Net Subscriber Additions (000’s)	(128)	(138)	(87)

Monthly Average Total Phone Revenue per Subscriber	$40.41	$41.35	$43.75

Total Revenue Generating Units (000’s) (5)	57,028	55,792	51,015
Total Quarterly Net Additions (000’s)	1,236	1,398	1,638

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of the Susquehanna Communications cable systems acquired on April 30, 2006, cable systems acquired and sold in the Adelphia/Time Warner transactions on July 31, 2006, the cable systems resulting from the dissolution of the Texas/Kansas City Cable Partnership (TKCCP) on January 1, 2007, the results of SportsNet Bay Area and Sports Channel New England acquired on June 30, 2007, and the cable system acquired from Patriot Media Holdings, LLC on August 31, 2007. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2006. The net impact of these transactions was an increase of 2.7 million basic cable subscribers.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow and Unlevered Free Cash Flow are additional performance measures used as indicators of our ability to service and repay debt, make investments and return capital to investors, through stock repurchases and dividends. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; increased by any payments related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies) and decreased by any proceeds from the sale of trading securities. Unlevered Free Cash Flow is Free Cash Flow before cash paid interest. We believe that Free Cash Flow and Unlevered Free Cash Flow are also useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow and Unlevered Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods.

Operating Cash Flow, Free Cash Flow and Unlevered Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow and Unlevered Free Cash Flow in Table 4, Pro Forma in Table 7-A and Adjusted Net Income in Table 7-B.

TABLE 7-A

Reconciliation of GAAP to Pro Forma (1) Financial Data by Business Segment

(Unaudited)

	GAAP				Cable		Total
(in millions)	Cable (2)	Programming	Corporate, Other and Eliminations (2)	Total	Pro Forma Adjustments (1) (3)	Pro Forma Cable	Pro Forma Adjustments (1) (4)	Total Pro Forma
Three Months Ended December 31, 2007
Revenue	$7,577	$348	$89	$8,014	$1	$7,578	$0	$8,014

Operating Expenses (excluding depreciation and amortization)	4,454	299	179	4,932	—	4,454	1	4,933
Operating Cash Flow	$3,123	$49	($90)	$3,082	$1	$3,124	($1)	$3,081
Depreciation and Amortization	1,540	84	—	1,624	1	1,541	(2)	1,622
Operating Income (Loss)	$1,583	($35)	($90)	$1,458	$0	$1,583	$1	$1,459

Capital Expenditures	$1,472	$13	$89	$1,574	$2	$1,474	$2	$1,576

Three Months Ended December 31, 2006
Revenue	$6,895	$283	($147)	$7,031	$51	$6,946	$287	$7,318
Segment reclassifications (5)	(19)	—	19	—	—	(19)	—	—
Revenue	$6,876	$283	($128)	$7,031	$51	$6,927	$287	$7,318

Operating Expenses (excluding depreciation and amortization)	4,146	240	51	4,437	33	4,179	179	4,616
Segment reclassifications (5)	(7)	—	7	—	—	(7)	—	—
Operating Cash Flow	$2,737	$43	($186)	$2,594	$18	$2,755	$108	$2,702
Depreciation and Amortization	1,388	44	(56)	1,376	14	1,402	81	1,457
Operating Income (Loss)	$1,349	($1)	($130)	$1,218	$4	$1,353	$27	$1,245

Capital Expenditures	$1,331	($2)	$15	$1,344	$52	$1,383	$53	$1,397

Twelve Months Ended December 31, 2007
Revenue	$29,305	$1,314	$276	$30,895	$129	$29,434	$128	$31,023

Operating Expenses (excluding depreciation and amortization)	17,383	1,028	698	19,109	75	17,458	75	19,184
Operating Cash Flow	$11,922	$286	($422)	$11,786	$54	$11,976	$53	$11,839
Depreciation and Amortization	5,924	223	61	6,208	30	5,954	28	6,236
Operating Income (Loss)	$5,998	$63	($483)	$5,578	$24	$6,022	$25	$5,603

Capital Expenditures	$5,993	$35	$130	$6,158	$11	$6,004	$11	$6,169

Twelve Months Ended December 31, 2006
Revenue	$24,100	$1,053	($187)	$24,966	$2,440	$26,540	$2,829	$27,795
Segment reclassifications (5)	(58)	1	57	—	—	(58)	—	—
Revenue	$24,042	$1,054	($130)	$24,966	$2,440	$26,482	$2,829	$27,795

Operating Expenses (excluding depreciation and amortization)	14,396	812	316	15,524	1,552	15,948	1,799	17,323
Segment reclassifications (5)	(21)	3	18	—	—	(21)	—	—
Operating Cash Flow	$9,667	$239	($464)	$9,442	$888	$10,555	$1,030	$10,472
Depreciation and Amortization	4,657	167	(1)	4,823	652	5,309	721	5,544
Operating Income (Loss)	$5,010	$72	($463)	$4,619	$236	$5,246	$309	$4,928

Capital Expenditures	$4,244	$16	$135	$4,395	$411	$4,655	$307	$4,702

(1)

Pro forma data is adjusted only for timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2006. Minor differences may exist due to rounding.

(2)

From August 1, 2006 to December 31, 2006, the cable segment includes the operating results of the cable systems serving Houston, TX as a result of the dissolution of our cable partnership with Time Warner. This adjustment is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated amounts.

(3)

Cable Pro Forma adjustments for 2006 include cable systems serving Houston, TX prior to August 1, 2006, Adelphia/Time Warner transactions and the Susquehanna Communications acquisition. Cable Pro Forma adjustments for 2007 and 2006 include the cable system acquired from Patriot Media and the SportsNet Bay Area/Sports Channel New England acquisitions.

(4)

Total Pro Forma adjustments for 2006 include cable systems serving Houston, TX, Adelphia/Time Warner transactions and the Susquehanna Communications acquisition. Total Pro Forma adjustments for 2007 and 2006 include the cable system acquired from Patriot Media and the SportsNet Bay Area/Sports Channel New England acquisitions.

(5)	To be consistent with our management reporting, reclassifications were made to Cable, Programming, Corporate and Other.

TABLE 7-B

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended December 31,
	2007		2006		2007 vs. 2006 Growth (%)
(in millions, except per share data)	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income	$602	$0.20	$390	$0.13	54%	54%

Adjustments:
Adjustment to gain on discontinued operations, net of tax (2)	—	—	(39)	(0.01)	NM	NM
Adjustment to gain on Adelphia/Time Warner transactions, net of tax (2)	—	—	(30)	(0.01)	NM	NM

Adjusted Net Income	$602	$0.20	$459	$0.15	32%	33%

	Twelve Months Ended December 31,
	2007		2006		2007 vs. 2006 Growth (%)
(in millions, except per share data)	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income	$2,587	$0.83	$2,533	$0.79	2%	5%

Adjustments:
Gain on discontinued operations, net of tax (2)	—	—	195	0.06	NM	NM
Gain on Adelphia/Time Warner transactions, net of tax (2)	—	—	405	0.13	NM	NM
Gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax (3)	300	0.09	—	—	NM	NM

Adjusted Net Income	$2,287	$0.74	$1,933	$0.60	18%	23%

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	2006 Net Income included a one-time gain, net of tax, on discontinued operations and a one-time investment gain, net of tax, related to the Adelphia/Time Warner transactions.

(3)	2007 Net Income includes a one-time gain, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership.